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                                                                    EXHIBIT 12.1

                         ADVANSTAR COMMUNICATIONS INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES

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                                                                                       SIX MONTHS    PRO FORMA
                                                                         PRO FORMA       ENDED       SIX MONTHS
                                  YEAR ENDED DECEMBER 31,                YEAR ENDED     JUNE 30,       ENDED
                         ---------------------------------------------  DECEMBER 31, --------------   JUNE 30,
                           1993      1994     1995     1996     1997        1997      1997   1998       1998
                         --------  --------  -------  -------  -------  ------------ ------ -------  ----------
Pretax income (loss)
 from continuing
 operations before
 minority interests..... $(44,759) $(58,901) $  (978) $(4,869) $(8,309)   $(12,965)  $  739 $(4,941)  $(2,259)
                         --------  --------  -------  -------  -------    --------   ------ -------   -------
Fixed Charges:
 Interest expense.......   10,835    13,003   16,328   13,699   14,649      35,900    7,163  10,376    17,972
 Amortization of debt
  discounts.............    4,878     3,901    2,926      813      --           31      --        6        20
 Amortization of
  deferred debt cost....    1,829     1,371      517      146      934         720      448     461       360
 Interest factor on
  rental expense........      960       940      815      788      900         900      450     432       432
                         --------  --------  -------  -------  -------    --------   ------ -------   -------
Total fixed charges.....   18,502    19,215   20,586   15,446   16,483      37,551    8,061  11,275    18,784
                         --------  --------  -------  -------  -------    --------   ------ -------   -------
Pretax earnings (loss)
 before fixed charges...  (26,257)  (39,686)  19,608   10,577    8,174      24,586    8,800   6,334    16,525
                         --------  --------  -------  -------  -------    --------   ------ -------   -------
 Ratio of earnings to
  fixed charges.........      --        --       --       --       --          --      1.09               --
Deficiency of earnings
 to cover fixed
 charges................ $ 44,759  $ 58,901  $   978  $ 4,869  $ 8,309    $ 12,965          $ 4,941   $ 2,259
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